EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2004, except as to the second paragraph of Note 12 as to which the date is March 30, 2004, relating to the financial statements of Elizabeth Arden, Inc., which appears in Elizabeth Arden, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2004.

PricewaterhouseCoopers LLP

New York, New York
July 14, 2004